EXECUTIVE PROFIT-SHARING INCENTIVE PLAN

As amended effective January 1, 2007

PURPOSE

The Board of Directors of USA Truck, Inc. (the “Company”) has established this Executive Profit-Sharing Incentive Plan (the “Plan”) in order to provide incentives to the Company’s executive officers to provide their best efforts on behalf of the Company by rewarding them for contributing to the Company’s success by paying them specified portions of the Company’s income before taxes and before deduction of the amounts paid under the Plan (“pre-tax income”).

QUALIFICATIONS

An amount equal to five percent (5%) of the Company’s pre-tax income will be placed into the Executive Profit Sharing Incentive Pool (“Incentive Pool”) annually for potential distribution pursuant to this Plan to all persons serving as executive officers of the Company during each fiscal year. If the conditions set forth in this Plan are met for the fiscal year, then the Incentive Pool will be distributed to participants, pro rata in proportion to their total base salaries for such fiscal year, and subject to the maximum incentive amounts set forth below. Should a participant work only part of a year in a position that would qualify for participation in the Plan (a “qualifying position”), then only that part of the participant’s base salary earned while working in the qualifying position will be used to compute his or her pro rata share of the Incentive Pool. With the exception of death, retirement or disability of an employee with five or more years of service with the Company, each participant must be an employee on December 31 and on the date the incentive payment (including all installments thereof, if applicable) is made in order to receive a payment under this Plan.

LIMITATION

Notwithstanding the amount of the Incentive Pool or the amount to which any participant would otherwise be entitled pursuant to the preceding paragraph, the amount distributed under this Plan to each participant for any fiscal year shall be limited to one-hundred percent (100%) of such participant’s total base salary for service in a qualifying position during such fiscal year. The Compensation Committee shall determine which positions with the Company qualify for participation in the Plan. Currently, the following positions qualify (employees holding multiple positions listed below only qualify for participation in the Plan as if they held only one of the qualifying positions):

o	Chairman of the Board;
o	Chief Executive Officer;
o	President;
o	Sr. Vice President of Finance;
o	Chief Financial Officer;
o	Sr. Vice President of Operations;
o	Sr. Vice President of Marketing;
o	Vice President of Maintenance;
o	Vice President of Human Resources, Recruiting and Training;
o	Vice President of Safety; and
o	General Counsel.

Any amounts in excess of the participants’ aggregate maximum incentive will reduce the size of the Incentive Pool for that year and will not be paid or distributed to participants or carried forward for any purpose under the Plan.

PERFORMANCE OBJECTIVE

In order for any payments to be made under the Plan, the Company must achieve a full-year combined internal operating ratio (“O.R.”) of 95.0% or less. For this purpose, O.R. shall be determined by dividing the Company’s operating expenses, less fuel surcharge, by the Company’s operating revenues, less fuel surcharge. Amounts in the Incentive Pool will be paid to participants only if the Company achieves this specified performance goal for the fiscal year. If such performance goal is not achieved, the amounts in the Incentive Pool will remain with the Company and will not be paid or distributed to participants or carried forward for any purpose under the Plan.

PAYMENT

Payments pursuant to the Plan will be made after the conclusion of each fiscal year as soon as final pre-tax income is determined by the independent financial statement audit. This usually occurs before the first week of February, but in no event shall any payment due under the Plan be made later than 75 days after the conclusion of each fiscal year absent approval by the Executive Compensation Committee of the Board of Directors (“Compensation Committee”). Participants, however, may draw up to 90% of their estimated total payments under the Plan during the last month of the Company’s fiscal year ("Estimated Payment") and the balance after the independent financial statement audit has been completed. The Estimated Payments will be calculated by the Controller and paid when funds are available to those participants who request them. If, for any reason, a participant receives an Estimated Payment all or part of which is subsequently determined not to be due and owing the participant pursuant to the Plan (including without limitation failure by the participant to satisfy the condition stated in the last sentence under the heading “Qualifications” above), said participant must, upon notice of such determination, immediately reimburse the Plan for all amounts received in excess of the amount to which the participant is entitled under the Plan. Any participant on leave of absence at the time of any payment will be paid upon his or her return to work.

SUBJECT TO CHANGE

This Plan is subject to revision at any time at the discretion of the Compensation Committee. Notwithstanding any other provision of this Plan or any decisions, designations or accruals made hereunder, no participant shall have any right to receive any payment hereunder prior to the time the payment is actually made and received.